UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15 (d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  May 31, 2019

SIGA TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-23047	13-3864870
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. employer identification no.)

31 East 62nd Street New York, New York (Address of principal executive offices)	10065 (Zip code)

Registrant’s telephone number, including area code:  (212) 672-9100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company          ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.       ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
common stock, $.0001 par value	SIGA	The Nasdaq Global Market

Item 1.01.	Entry into a Material Definitive Agreement.

On June 3, 2019, SIGA Technologies, Inc., a Delaware corporation (the “Company”), announced that it has entered into an international promotion agreement with Meridian Medical Technologies, Inc. (“Meridian”), a Pfizer company (the “Agreement”).

Under the terms of the Agreement, Meridian has been granted exclusive rights to market, advertise, promote, offer for sale, or sell oral TPOXX in a field of use specified in the Agreement in all geographic regions except for the United States and South Korea (the “Territory”), and Meridian has agreed not to commercialize any competing product, as defined in the Agreement, in the specified field of use in the Territory.  The Company will retain ownership, intellectual property, distribution and supply rights and regulatory responsibilities in connection with TPOXX, and, in the United States and South Korean markets, will retain sales and marketing rights with respect to oral TPOXX.  The Company’s consent shall be required for the entry into any sales arrangement pursuant to the Agreement.

The Agreement does not provide for any cash payments at signing, and each party is responsible for the costs and expenses associated with its activities under the Agreement.  The fee Meridian retains pursuant to the Agreement will be a specified percentage of the collected proceeds of sales of oral TPOXX net of certain expenses, for years in which customer invoiced amounts net of such expenses are less than or equal to a specified threshold, and a higher specified percentage of such collected net proceeds for years in which such net invoiced amounts exceed the specified threshold.

The Agreement provides for an initial term of five years, and automatic renewals for successive three-year terms unless (i) either party provides the other party with written notice of non-renewal prior to the end of the initial term or any renewal term or (ii) the Agreement is earlier terminated in accordance with its terms. Either party may terminate the Agreement immediately by written notice in connection with certain customary events. Either party shall have the right to terminate the agreement (overall and on a country-by-country basis) in the event of an uncured material breach. The Company shall have the right to terminate the agreement (i) as to certain countries on a country-by-country basis in the event Meridian does not promote oral TPOXX in the subject country for a period of time, or (ii) in certain other limited circumstances.  Meridian shall have the right to terminate the Agreement (overall or on a country-by-country basis) without cause subject to a prior written notice period.

The Agreement also contains customary representations, warranties and covenants, including provisions relating to regulatory matters, reporting obligations, indemnity, limitation of liability, confidentiality and other matters.

The foregoing description is qualified in its entirety by reference to the Agreement, a copy of which is attached as 10.1 to this Form 8-K and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits

(d) The following exhibits are included in this report:

Exhibit No.	Description

10.1
Promotion Agreement, dated May 31, 2019, by and between SIGA Technologies, Inc. and Meridian Medical Technologies, Inc. (Certain portions of this exhibit have been omitted pursuant to Rule 601(b)(10) of Regulation S-K. The omitted information is (i) not material and (ii) would likely cause competitive harm to the Company if publicly disclosed).

99.1	Press Release, dated June 3, 2019.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SIGA TECHNOLOGIES, INC.

	By:	/s/ Daniel J. Luckshire
	Name:	Daniel J. Luckshire
	Title:	Chief Financial Officer

Date: June 3, 2019